Exhibit 4.2

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$100,000	February 7, 2007

FOR VALUE RECEIVED, CaminoSoft Corp., a California corporation (the “Company”), promises to pay to the order of The Frost National Bank, FBO US Special Opportunities Trust PLC, a public limited company registered in England and Wales, Trust No. W00118000 (“Holder”), or its registered assigns, on or before May 7, 2007 (unless this Note shall have been sooner presented for conversion as herein provided), in lawful money of the United States, the principal sum of one hundred thousand dollars ($100,000), together with interest at the rate of eight percent (8%) per annum from the date of this Note until paid.

1.    Priority. This Note, and the obligations and liabilities represented hereby, shall be senior to all other obligations and liabilities of the Company; provided, however, that this Note, and the obligations and liabilities represented hereby, (i) shall be subordinated only to secured senior indebtedness of the Company which, by its express terms, is secured and is senior to all other indebtedness of the Company and which has been previously committed in writing or funded, and (ii) shall rank pari passu in all respects to all indebtedness of the Company to the “Lenders” named in that certain Borrower’s Security Agreement, dated as of July 19, 2004, among the Company, Renaissance Capital Growth & Income Fund III, Inc., a Texas corporation, Renaissance US Growth Investment Trust PLC, a public limited company registered in England and Wales, US Special Opportunities Trust PLC (formerly BFS US Special Opportunities Trust PLC), a public limited company registered in England and Wales, and Renaissance Capital Group, Inc., a Texas corporation, as Agent, as amended from time to time (the “Security Agreement”).

2.    Interest. Accrued and unpaid interest on this Note shall be payable in monthly installments, commencing March 1, 2007.

3.    Conversion Right. Holder shall have the right, at Holder’s option, at any time, to convert all, or any part of the outstanding principal amount of this Note into such number of fully paid and nonassessable shares of common stock, without par value (the “Common Stock”), as provided herein. Holder may exercise the conversion right by giving written notice (the “Conversion Notice”) to the Company of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by this Note. The number of shares of Common Stock that shall be issuable upon conversion of this Note shall equal the outstanding principal amount of the Note being converted, divided by the Conversion Price (as defined below) in effect on the date the Conversion Notice is given. Conversion shall be deemed to have been effected on the date the Conversion Notice is delivered (the “Conversion Date”). Within ten (10) business days after receipt of the Conversion Notice, the Company shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated in the Conversion Notice, a stock certificate or stock certificates of the Company representing the number of shares of Common Stock to which Holder is entitled and a check or cash in payment of all interest accrued and unpaid on this Note up to and including the Conversion Date. The conversion rights will be governed by the following provisions:

(a)    Conversion Price. On the issue date hereof and until such time as an event requiring an adjustment pursuant to this Section 3 shall occur, the initial Conversion Price shall be $0.30.

(b)    Adjustment for Issuance of Shares at Less Than the Conversion Price. If and whenever any Additional Common Stock shall be issued by the Company (the date upon which such Additional Common Stock is issued is referred to herein as the “Stock Issue Date”) for a consideration per share less than the then-current Conversion Price, then in each such case such Conversion Price shall be reduced to a new Conversion Price equal to the price per share for the Additional Common Stock then issued, if issued in connection with a sale of shares, or the value of the Additional Common Stock then issued, as determined in accordance with generally accepted accounting principles, if issued other than for cash, and the number of shares issuable to Holder upon conversion shall be proportionately increased; and, in the case of Additional Common Stock issued without consideration, the then current Conversion Price shall be reduced to an amount, and the number of shares issued upon conversion shall be increased to an amount, so as to maintain for Holder the right to convert this Note into shares equal in amount to the same percentage interest in the Common Stock of the Company as existed for Holder immediately preceding the Stock Issue Date.

(c)    Sale of Shares. In case of the issuance of Additional Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the gross amount of the cash paid to the Company for such shares, before deducting any underwriting compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith. In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received, as determined by mutual agreement of Holder and the Company, or in the absence of agreement, by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(d)    Stock Splits, Subdivisions or Combinations. In the event of a stock split or subdivision of the Common Stock into a greater number of shares, the Conversion Price shall be proportionately decreased, and in the event of a combination of the Common Stock into a smaller number of shares, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the record date thereof.

(e)    Stock Dividends. Shares of Common Stock issued as a dividend or other distribution on any class of capital stock (other than in connection with a stock split or subdivision of shares) of The Company shall be deemed to have been issued without consideration, and the Conversion Price shall be adjusted pursuant to Section 3(b).

(f)    Exceptions. The term “Additional Common Stock” herein shall mean all shares of Common Stock or securities convertible into or exercisable for shares of Common Stock hereafter issued by the Company (including Common Stock held in the treasury of the Company), except (A) Common Stock issued upon the conversion of any presently outstanding convertible securities; (B) Common Stock awards or Common Stock issued upon exercise of any presently outstanding stock options or Common Stock awards or stock options issued in the future pursuant to an equity incentive plan duly approved by the Company’s Board of Directors or a Compensation Committee of the Board of Directors, which approval shall include the approval of a majority of any nonemployee directors; (C) securities issued pursuant to acquisitions or strategic transactions duly approved by the Company’s Board of Directors, provided any such issuance shall only be to an entity (or its security holders) which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (D) Common Stock issued for other purposes approved in writing by Holder.

(g)    Adjustments for Mergers and Consolidations. In the event of any consolidation or merger of the Company with or into, or the sale of all or substantially all of the properties and assets of the Company, to any person, and in connection therewith, consideration is payable to holders of Common Stock in cash, securities or other property, then as a condition of such consolidation, merger or sale, lawful provision shall be made, and duly executed documents evidencing the same shall be delivered to Holder, so that Holder shall have the right at any time prior to the maturity of this Note to purchase, at a total price equal to the Conversion Price immediately prior to such event, the kind and amount of cash, securities or other property receivable in connection with such consolidation, merger or sale, by a holder of the same number of shares of Common Stock as were convertible by Holder immediately prior to such consolidation, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable with respect to any cash, securities or property deliverable upon exercise hereof. Notwithstanding the foregoing, (i) if the Company merges or consolidates with, or sells all or substantially all of its property and assets to, any other person, and consideration is payable to holders of Common Stock in exchange for their Common Stock in connection with such merger, consolidation or sale which consists solely of cash, or (ii) in the event of the dissolution, liquidation or winding up of the Company, then Holder shall be entitled to receive distributions on the date of such event on the same basis with holders of Common Stock as if this Note had been converted immediately prior to such event, less the Conversion Price. Upon receipt of such payment, if any, the rights of Holder shall terminate and cease and this Note shall expire. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of the Company, the Company shall promptly, after receipt of this surrendered Note, make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person as it may be directed in writing by Holder surrendering this Note.

(h)    Distributions. In the event of distribution to all holders of Common Stock of any securities, cash or properties or assets or other rights to purchase securities or assets, then, after such event, this Note will also be convertible into the kind and amount of securities, cash and other property which Holder would have been entitled to receive if Holder owned the Common Stock issuable upon conversion of this Note immediately prior to the occurrence of such event.

(i)    Capital Reorganization or Reclassification. In case of any capital reorganization or reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), this Note shall be convertible into the kind and number of shares of stock or other securities or property of the Company to which Holder would have been entitled to receive if Holder owned the Common Stock issuable upon conversion of this Note immediately prior to the occurrence of such event. The provisions of the immediately foregoing sentence shall similarly apply to successive reorganizations, reclassifications, consolidations, exchanges, leases, transfers or other dispositions or other share exchanges.

(j)    Notice. In the event the Company shall propose to take any action which shall result in an adjustment in the Conversion Price, or any action referred to in Section 3(g), (h) or (i), the Company shall give notice to Holder of this Note, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall be given on or before the earlier of ten (10) days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note.

(k)    Certificate. Following completion of an event which results in an adjustment to the Conversion Price, the Company shall furnish to Holder a statement, signed by the Chief Executive Officer and the Secretary of the Company, of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect, which statement, upon acceptance thereof in writing by Holder, shall constitute an amendment to this Note.

4.    Reservation of Shares. The Company covenants and agrees that it shall at all times reserve and keep available, free from preemptive rights, sufficient authorized and unissued shares of Common Stock necessary to effect conversion of this Note.

5.    Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)    Failure to Pay Principal or Interest. The Company shall fail to pay (or shall state in writing an intention not to pay or its inability to pay) any principal or interest payment when due hereunder;

(b)    Breach of Security Agreement. The Company shall breach any covenant, obligation or other provision contained in the Security Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Company from Holder.

(c)    Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency, or similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in any involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(d)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

6.    Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

7.    Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Company, without the prior written consent of Holder.

8.    Prepayment. The Company shall have the right to prepare at any time, without penalty, in whole or in part, the unpaid principal and interest due on this Note.

9.    Failure to Act and Waiver. No failure or delay by Holder hereof to require the performance of any term or terms of this Note or not to exercise any right or any remedy shall constitute a waiver of any such term or of any right or of any default, nor shall such delay or failure preclude Holder hereof from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, Holder shall not be deemed to waive the right either to require payment when due of all other amounts payable, or to later declare a default for failure to effect such payment of any such other amount. The failure of the Holder of this Note to give notice of any failure or breach of the Company under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach. Except as otherwise expressly provided herein, the Company waives demand, presentment for payment, notice of intent to accelerate, notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

10.    Security Agreement. The Company hereby agrees and acknowledges that (i) this Note is secured by and subject to the Security Agreement, (ii) all of the Company’s obligations, liabilities and indebtedness represented by this Note shall constitute part of the “Obligations,” as such term is defined in the Security Agreement, and (iii) Holder is entitled to all the rights and benefits under the Security Agreement with respect hereto.

11.    Collection. In the event this Note is collected by legal proceeding or through a bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), the Company shall pay all costs of collection, including reasonable attorneys’ fees and expenses.

12.    Fees and Expenses. On the date hereof, the Company shall pay to Holder, by wire transfer of immediately available funds to an account designated by Holder, all of Holder’s reasonable out-of-pocket fees and expenses incurred in connection with the transactions contemplated hereby (including without limitation attorneys’ fees of Holder’s counsel, document preparation fees and closing costs).

13.    Miscellaneous.

(a)    This Note shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

(b)    Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Agreement or the validity or enforceability of such provision in any other jurisdiction.

(c)    The Company hereby consents to the jurisdiction of the courts of the State of Texas in any action or proceeding which may be brought against it under or in connection with this Agreement or any transaction contemplated hereby or to enforce any agreement contained herein and, in the event any such action or proceeding shall be brought against it, The Company agrees not to raise any objection to such jurisdiction or to the laying of venue in Dallas County, Texas or, if applicable, any other county in any state in which collateral is located.

(d)    This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas or of any other state.

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IN WITNESS WHEREOF, the Company has duly executed this Note as of the day and year first above written.

CaminoSoft Corp.

By:	/s/
Michael Skelton, Chief Executive Officer